Exhibit 99.1

Summary of Valashinas Compensation Terms

Position	Vice President, Controller and Principal Accounting Officer, effective June 9, 2025.

Term	Employment at will. Employment may be terminated by Mr. Valashinas or Albany International Corp. (“the Company”) at any time.

Base Salary
Initial base salary at the rate of $335,000.00 per year. Salary shall be subject to adjustment from time-to-time in the same manner as other executive officers. Salaries of executive officers are customarily reviewed by the Compensation Committee of the Company’s Board of Directors in February and adjusted in April of each year.

Short-Term Incentive

Mr. Valashinas will be eligible for a short-term incentive award under the Company’s 2023 Long Term Incentive Plan for service performed in 2025, to be determined and paid in cash during early 2026. Under this award, he will be entitled to receive between 0% and 200% of a target award, equal to thirty percent (30%) of his annual base salary, based on Company performance with respect to three (3) metrics relating to Adjusted EBITDA, free cash flow and safety.

Long-Term Incentive

Mr. Valashinas will also be eligible to receive a long-term incentive award, which will be structured in two separate grants.

The first such grant will be an award of performance share units (“PSU Award”) under the Company’s 2023 Long Term Incentive Plan, to be determined and paid in shares of Company stock during early 2028. Under this award, he will be entitled to receive between 0% and 200% of a target award, equal to twenty percent (20%) of his annual base salary, pro-rated from the date of hire, based on performance goal attainment during the three-year performance period, and paid in shares of Company stock early in the year after the end of the three-year performance period. For this award, the performance goal will be a specified level of Company performance with respect to three (3) metrics relating to Adjusted EBITDA, return on invested capital and relative total shareholder return.

The second grant will be a share-settled restricted stock unit award (“RSU Award”), also under the Company’s 2023 Long Term Incentive Plan. Under this award, he will be entitled to receive one-third of the award grant on the first three anniversaries of the grant date. The award grant for the 2025 RSU Award will be a number of shares equal to twenty percent (20%) of his annual base salary, pro-rated from the date of hire, based on the grant-date value of the Company’s Common Stock.

Special Equity Bonus Grant	Mr. Valashinas shall be eligible for a special one-time equity bonus grant incentive with an aggregate value of $180,000.00. This special one-time equity bonus grant will be in the form of an additional grant of share-settled restricted stock units (“Special RSU Award”). The number of stock units granted shall be equal to $180,000 based on the grant-date value of the Company’s Common Stock. The Special RSU Award shall vest as to one-half of the units awarded on the first anniversary of the grant date, one-fourth on the second anniversary of the grant date, and one-fourth on the third anniversary of the grant date.

Other Benefits
Mr. Valashinas will be entitled to four weeks of vacation with pay per year unless the Company’s vacation policy applicable to executive officers provides for a greater period. Mr. Valashinas will otherwise be eligible to participate in all of the Company’s employee benefit plans, policies and arrangements applicable to other executive officers generally, including, without limitation, relocation, 401(k), healthcare, vision, life insurance and disability; in each case, as the same may exist from time to time.